                                                 FINANCIAL STATEMENT 1-B

                     NEW ENGLAND ELECTRIC SYSTEM
                        (Parent Company Only)
                         Statement of Income
                  Twelve Months Ended June 30, 1996
                        (Actual and Pro Forma)
                             (Unaudited)

                                                Actual        AdjustmentsPro Forma
                                            ------  ----------- ---------
                                             (In Thousands)
Equity in earnings of subsidiaries      $ 223,691           $ 223,691
Interest income - subsidiaries                470                470
                                        ---------    ----------------
      Total income from subsidiaries      224,161            224,161
Other income                                  110                110
                                        ---------    ----------------
      Total income                        224,271            224,271

Corporate and fiscal expenses (includes
 $1,798,000 for cost of services billed
 by an affiliated company)                  4,303              4,303
Federal income taxes                         (533)   $(1,750) (2,283)
                                        ---------    ----------------
      Income before interest              220,501      1,750 222,251
Interest                                      333      5,000   5,333
                                        ---------    ----------------
      Net income                        $ 220,168    $(3,250)$ 216,918
                                        =========    ================


                    Statement of Retained Earnings


Retained earnings at beginning of period$ 784,549
Net income                                220,168
Dividends declared on common shares      (153,328)
                                        ---------
Retained earnings at end of period      $ 851,389
                                        =========

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                   NEW ENGLAND ELECTRIC SYSTEM
                      (Parent Company Only)


   The pro forma adjustments to show the estimated effect of the proposed transactions on the foregoing Statement of Income for the twelve months ended June 30, 1996 are as follows:


Debit  - Interest                                        $5,000,000


   Interest calculated on $50,000,000 principal amount of New Note issue at assumed interest rate of 10 percent.


Credit - Federal income taxes                            $1,750,000


   To reflect the federal income tax effect as a result of the above adjustment to interest expense.